Exhibit 4.5(j)

DEED OF GUARANTEE

THIS DEED OF GUARANTEE is made this 16th day of April, 2015 by the undersigned, Restaurant Brands International Inc., as the general partner of Restaurant Brands International Limited Partnership (herein referred to as the “Parent Guarantor”), in favour of BNY Trust Company of Canada, the trustee under the Indenture (as defined herein), and any successor trustee under the Indenture (the “Trustee”).

WHEREAS Tim Hortons Inc. (“THI”) and BNY Trust Company of Canada are parties to a trust indenture dated as of June 1, 2010 (the “Trust Indenture”) providing for the issuance of Notes (as defined therein) from time to time of the Issuer (as defined therein) thereunder;

AND WHEREAS THI and BNY Trust Company of Canada previously entered into (i) the first supplemental indenture to the Trust Indenture, dated as of June 1, 2010, providing for the issuance of $200,000,000 aggregate principal amount of 4.20% Senior Unsecured Notes, Series 1, due June 1, 2017 (the “Series 1 Notes”), (ii) the first (reopening) supplemental indenture to the Trust Indenture, dated as of December 1, 2010, providing for the issuance of $100,000,000 aggregate principal amount of Series 1 Notes, (iii) the second supplemental indenture to the Trust Indenture, dated as of November 29, 2013, providing for the issuance of $450,000,000 aggregate principal amount of 4.52% Senior Unsecured Notes, Series 2, due December 1, 2023 (the “Series 2 Notes”) and (iv) the third supplemental indenture (which, together with the aforementioned supplemental indentures, are collectively referred to herein as the “Series Supplements”) to the Trust Indenture, dated as of March 28, 2014, providing for the issuance of $450,000,000 aggregate principal amount of 2.85% Senior Unsecured Notes, Series 3, due April 1, 2019 (the “Series 3 Notes”);

AND WHEREAS on December 12, 2014, THI amalgamated with 8997900 Canada Inc., and the continuing corporation resulting from such amalgamation (“New THI”) entered into a fourth supplemental indenture, dated as of December 12, 2014, pursuant to which New THI expressly assumed all of THI’s obligations under the Trust Indenture (the “Fourth Supplemental Indenture”) and became the Issuer under the Trust Indenture;

AND WHEREAS on March 2, 2015, New THI amalgamated with certain direct and indirect subsidiaries of New THI, and The TDL Group Corp. (the “Company”), the continuing company resulting from such amalgamation, entered into a fifth supplemental indenture, dated as of March 2, 2015, pursuant to which the Company expressly assumed all of New THI’s obligations under the Indenture (the “Fifth Supplemental Indenture”) and became the Issuer under the Trust Indenture;

AND WHEREAS the Trust Indenture, as supplemented and amended by the Series Supplements, the Fourth Supplemental Indenture and the Fifth Supplemental Indenture, and as may be further supplemented, amended, restated or replaced from time to time, is herein referred to as the “Indenture”;

AND WHEREAS, as of the date hereof, there are outstanding (a) $47,357,000.00 aggregate principal amount of Series 1 Notes, (b) $2,614,000.00 aggregate principal amount of Series 2 Notes and (c) $3,861,000.00 aggregate principal amount of Series 3 Notes;

AND WHEREAS, as of the date hereof, there are no Guarantors (as such term is defined in the Indenture) that guarantee the Issuer’s obligations under the Notes;

AND WHEREAS the Parent Guarantor is the beneficial owner of all of the issued and outstanding voting securities of the Company;

AND WHEREAS the Parent Guarantor wishes to provide a guarantee of the payments to be made under the Indenture by the Company and any Successor (as defined in the Trust Indenture) to the Company, in each case for so long as the Company or such Successor, as applicable, is the Issuer under the Indenture (the Company and any such Successor is herein referred to as the “Obligor”) and the Parent Guarantor is the beneficial owner, either directly or indirectly, of all of the issued and outstanding voting securities of such Obligor;

NOW THEREFORE the Parent Guarantor covenants as its act and deed as follows with the Trustee:

ARTICLE 1

GUARANTEE

1.1 Guarantee

The Parent Guarantor hereby fully, unconditionally and irrevocably guarantees, on a joint and several basis with any Guarantor (as defined in the Indenture), in favour of the Trustee and each holder of Notes (collectively, the “Noteholders”), the due and punctual payment of all amounts due or owing and all other payments to be made to the Trustee or such Noteholder by or from the Obligor as stipulated in the terms of the Indenture and the applicable Notes, including the principal of and premium (if any) and interest on each series of Notes (collectively the “Obligations”), as and when the same shall from time to time become due and payable in accordance with the terms of the Indenture and such Notes. This guarantee shall be an unsecured, unsubordinated obligation of the Parent Guarantor ranking pari passu with other present and future unsecured, unsubordinated obligations of the Parent Guarantor.

1.2 Obligation Absolute

The liability of the Parent Guarantor hereunder will be absolute and unconditional and will not be affected by:

(a)	any lack of validity or enforceability of any agreement between the Obligor and the Trustee and each Noteholder or of the guarantee of any other guarantor of the Obligations;

(b)	any impossibility, impracticability, frustration of purpose, illegality, force majeure or act of government;

(c)	the bankruptcy, winding-up, liquidation, dissolution or insolvency of the Obligor or any other Guarantor or the amalgamation of or any change in the status, function, control or ownership of, the Obligor, the Parent Guarantor, the Trustee or any other Guarantor;

(d)	the release or amendment of any other guarantee of the Obligations;

(e)	any lack or limitation of power, incapacity or disability on the part of the Obligor or of the directors, officers or agents thereof or any other irregularity, defect or informality on the part of the Obligor in its obligations to the Trustee and each Noteholder; or

(f)	any other law, regulation or other circumstance that might otherwise constitute a defence available to, or a discharge of, the Obligor in respect of any or all of the Obligations.

Any moneys or amounts expressed to be owing or payable by the Parent Guarantor hereunder which may not be recoverable from the Parent Guarantor on the basis of a guarantee or as surety shall be recoverable from the Parent Guarantor as a primary obligor and principal debtor in respect thereof.

ARTICLE 2

DEALINGS WITH OBLIGOR AND OTHERS

2.1 No Release

The liability of the Parent Guarantor hereunder will not be released, discharged, limited or in any way affected by anything done, suffered or permitted by the Trustee in connection with any duties or liabilities of the Obligor to the Trustee or any other guarantee therefor including any loss of or in respect of any security received by the Trustee from the Obligor or others. Without limiting the generality of the foregoing, and without releasing, discharging, limiting or otherwise affecting in whole or in part the Parent Guarantor’s liability hereunder, without obtaining the consent of or giving notice to the Parent Guarantor, the Trustee may, subject to the terms of the Indenture:

(a)	agree to any change in the time, manner or place of payment under, or in any other term of, any agreement between the Obligor and the Trustee;

(b)	grant time, renewals, extensions, indulgences, releases and discharges to the Obligor;

(c)	take or abstain from taking or enforcing securities or collateral from the Obligor or from perfecting securities or collateral of the Obligor;

(d)	accept compromises from the Obligor;

(e)	apply all money at any time received from the Obligor or from securities or collateral received from the Obligor in accordance with the Indenture; and

(f)	otherwise deal with the Obligor and all other persons and securities as the Trustee may see fit.

2.2 Release of Parent Guarantor

The Parent Guarantor shall be released and relieved from all of its obligations under this Deed of Guarantee and this Deed of Guarantee shall be terminated and be of no further force or effect, without any further action required by the Trustee, any Noteholder, the Parent Guarantor or the Obligor, if, immediately after giving effect to such release and termination (and, if applicable, any transaction in connection therewith, including any sale or other disposition as a result of which the Obligor would cease to be a subsidiary of the Parent Guarantor), (a) the Parent Guarantor would not beneficially own, either directly or indirectly, all of the issued and outstanding voting securities of the Obligor and (b) no Event of Default (as defined in the Indenture) or event that with the passing of time or the giving of notice, or both, would constitute an Event of Default shall have occurred and be continuing.

2.3 No Exhaustion of Remedies

The Trustee will not be bound or obligated to proceed against or exhaust its recourse against the Obligor or other persons or any securities or collateral it may hold or take any other action before being entitled to demand payment from the Parent Guarantor hereunder.

2.4 Prima Facie Evidence

Any account settled or stated in writing by or between the Trustee and the Obligor will, in the absence of manifest error, be prima facie evidence that the balance or amount thereof, appearing due to the Trustee, is actually so due or, appearing as having been paid, has actually been paid.

2.5 No Set-off

In any claim by the Trustee against the Parent Guarantor, the Parent Guarantor may not assert any set-off or counterclaim that the Obligor may have against the Trustee.

2.6 Continuing Guarantee

This Deed of Guarantee is a continuing guarantee and shall remain in full force and effect until the indefeasible payment in full of the Obligations. None of the Obligations shall be limited, lessened or released, nor shall this Deed of Guarantee be discharged, by the recovery of any judgment against the Obligor or any other person, by any voluntary or involuntary liquidation, dissolution, winding-up, merger or amalgamation of the Obligor, the Parent Guarantor or any other person, by any sale or other disposition of all or substantially all of the assets of the Obligor, or by any judicial or extra-judicial receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, moratorium, arrangement, composition with creditors or other proceedings affecting the Obligor, the Parent Guarantor or any other person.

2.7 Remedies Cumulative

No remedy herein conferred upon or reserved to the Noteholders is intended to be exclusive of any other remedy, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now existing or hereafter to exist by law.

ARTICLE 3

DEMAND

3.1 Demand

If any Obligation is not paid as and when the same shall from time to time become due and payable, for any reason whatsoever, the Trustee may demand forthwith from the Parent Guarantor the total amount of such Obligation. The Parent Guarantor will make payment to or performance in favour of the Trustee of the total amount of such Obligation hereunder forthwith after demand therefor is made to the Parent Guarantor.

ARTICLE 4

GENERAL

4.1 Binding Effect of the Guarantee

This Deed of Guarantee will be binding upon the successors of the Parent Guarantor and will enure to the benefit of the Trustee and Noteholders and their respective successors and assigns. The Parent Guarantor hereby represents and warrants that this Deed of Guarantee constitutes a valid and legally binding obligation of the Parent Guarantor enforceable against it in accordance with its terms.

4.2 No Recourse to General Partner or Limited Partners of Parent Guarantor

The Parent Guarantor is a limited partnership formed under the Limited Partnerships Act (Ontario), a limited partner of which is only liable for any of its liabilities or any of its losses to the extent of the amount that the limited partner has contributed or agreed to contribute to its capital and the limited partner’s share of any undistributed income.

None of Restaurant Brands International Inc., nor any limited partner of the Parent Guarantor nor any shareholder of Restaurant Brands International Inc. (individually a “Non-Recourse Party” and collectively the “Non-Recourse Parties”) shall be liable under this Deed of Guarantee. Accordingly, notwithstanding anything to the contrary in this Deed of Guarantee:

(a)	recourse of the Trustee, the Noteholders and any other person who may have a claim (each a “Recourse Claimant” and collectively “Recourse Claimants”) arising out of, under or in connection with this Deed of Guarantee for payment and performance of the Obligations shall be limited to the assets of the Parent Guarantor; and

(b)	no Recourse Claimant shall be entitled to sue or commence any action or make any claim, seek any judgment or execution or levy any process against a Non-Recourse Party or its assets (i) to recover any of the Obligations owed to a Recourse Claimant or (ii) to require the Parent Guarantor to seek contribution from Restaurant Brands International Inc. or its limited partners.

4.3 Notice to the Parent Guarantor

Any notice to the Parent Guarantor to be given in connection with this Deed of Guarantee shall be provided in writing to the Parent Guarantor at the following address:

Restaurant Brands International Limited Partnership

c/o Restaurant Brands International Inc.

874 Sinclair Road

Oakville, Ontario L6K 2Y1

Attention: Legal Department

Fax No.: (305) 378-7868

or such other mailing or facsimile address as may be designated by notice given by the Parent Guarantor to the Trustee. Unless the law deems a particular notice to be received earlier, a notice shall not be deemed received until actual receipt by the Parent Guarantor of an original of such notice or facsimile thereof if sent by facsimile transmission.

4.4 Governing Law

This Deed of Guarantee will be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

4.5 Headings

The division of this Deed of Guarantee into Articles and Sections and the insertion of headings are for convenience of reference only and will not affect the construction or interpretation of this Deed of Guarantee. The terms “hereof”, “hereunder” and similar expressions refer to this Deed of Guarantee and not to any particular Article, Section or other portion hereof and include any agreement supplemental hereto. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Deed of Guarantee.

4.6 Extended Meanings

In this Deed of Guarantee, words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations.

4.7 Definitions

Terms capitalized herein but not otherwise defined shall have the meaning attributed thereto in the Indenture.

[Signature page to follow]

IN WITNESS WHEREOF the Parent Guarantor has caused this Deed of Guarantee to be executed and delivered under seal as its act and deed as of April 16, 2015.

RESTAURANT BRANDS INTERNATIONAL INC., as the general partner of RESTAURANT BRANDS INTERNATIONAL LIMITED PARTNERSHIP

by	/s/ Jill Granat
Name:	Jill Granat
Title:	General Counsel & Corporate Secretary

/s/ Lisa Giles-Klein
Name:	Lisa Giles-Klein
Title:	SVP, Assistant General Counsel

Deed of Guarantee